EXHIBIT 99.4

Management’s Discussion and Analysis of Financial Condition and Results of Operations
of Education Realty Operating Partnership, L.P.
September 30, 2014

The following discussion and analysis of financial condition and results o operations should be read in conjunction with the condensed consolidated financial statements and accompanying notes that are included in Exhibit 99.3 of this Form 8-K. Capitalized terms used, but not defined, in this Management's Discussion and Analysis of Financial Condition and Results of Operations have the same meanings as defined in the notes to the consolidated financial statements. In this discussion, the terms "we", "us", "our", "EROP", and the "Operating Partnership" refer to Education Realty Operating Partnership, L.P. and its subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this section or elsewhere in this report may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of our future financial condition, results of operations and funds from operations, our strategic plans and objectives, cost management, occupancy and leasing rates and trends, liquidity and ability to refinance our indebtedness as it matures, anticipated capital expenditures (and access to capital) required to complete projects, amounts of anticipated cash distributions to our unitholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecast in the forward-looking statements.

Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. You are cautioned not to place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to:

•
risks and uncertainties related to the national and local economies and the real estate industry in general and in our specific markets (including university enrollment conditions and admission policies, and our relationship with these universities);

•	volatility in the capital markets;

•	rising interest and insurance rates;

•	competition from university-owned or other private collegiate housing and our inability to obtain new tenants on favorable terms, or at all, upon the expiration of existing leases;

•	availability and terms of capital and financing, both to fund our operations and to refinance our indebtedness as it matures;

•	legislative or regulatory changes, including changes to laws governing collegiate housing, construction and real estate investment trusts;

•	our possible failure to qualify as a real estate investment trust and the risk of changes in laws affecting real estate investment trusts;

•	our dependence upon key personnel whose continued service is not guaranteed;

•	our ability to identify, hire and retain highly qualified executives in the future;

•	availability of appropriate acquisition and development targets;

•	failure to integrate acquisitions successfully;

•	the financial condition and liquidity of, or disputes with, our joint venture and development partners;

•	impact of ad valorem, property and income taxes;

•	changes in generally accepted accounting principles;

•	construction delays, increasing construction costs or construction costs that exceed estimates;

•	potential liability for uninsured losses and environmental liabilities;

•	lease-up risks; and

•	the potential need to fund improvements or other capital expenditures out of operating cash flow.

This list of risks and uncertainties, however, is only a summary of some of the most important factors and is not intended to be exhaustive. New factors may also emerge from time to time that could materially and adversely affect us. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, is designed to provide a reader of our financial statements with a narrative on our financial condition, results of operations, liquidity and certain other factors that may affect our future results from the perspective of our management. Our MD&A is presented in eleven sections:

•	Overview

•	Our Business Segments

•	Trends and Outlook

•	Critical Accounting Policies

•	Results of Operations

•	Liquidity and Capital Resources

•	Distributions

•	Off-Balance Sheet Arrangements

•	Non GAAP Measures

•	Inflation

•	Recent Accounting Pronouncements

Overview

We are a Delaware limited partnership that is, engaged in the ownership, acquisition, development and management of high-quality collegiate housing communities. We also provide collegiate housing management and development consulting services to universities, charitable foundations and other third parties. We believe that we are one of the largest private owners, developers and managers of high-quality collegiate housing communities in the United States in terms of total beds both owned and under management.

We earn income from rental payments we receive as a result of our ownership of collegiate housing communities. We also earn income by performing property management services and development consulting services for third parties through our Management Company and our Development Company, respectively.

The general partner of Education Realty Operating Partnership, L.P. ("EROP") is Education Realty OP GP, Inc. ("OP GP"), an entity that is wholly owned by Education Realty Trust, Inc. (the "Trust"), which is publicly traded on the New York Stock Exchange ("NYSE") under the ticker symbol "EDR". The limited partners of EROP are Education Realty OP Limited Partner Trust, a wholly owned subsidiary of the Trust, and other limited partners consisting of current and former members of management and non-affiliated third parties. The Trust has elected to be taxed as a real estate investment trust ("REIT") for federal income tax purposes.

Our Business Segments

We define business segments by their distinct customer base and the service provided. Management has identified three reportable segments: collegiate housing leasing, development consulting services and management services. We evaluate each segment’s performance based on net operating income, which is defined as net income before depreciation, amortization, ground leases, impairment losses, interest expense (income), gains on insurance settlements, gains (losses) on extinguishment of debt, gains (losses) on sale of collegiate housing properties, income taxes, equity in earnings of unconsolidated entities, noncontrolling interests and discontinued operations. The accounting policies of the reportable segments are described in more detail in the summary of significant accounting policies in the notes to the accompanying condensed consolidated financial statements.

Collegiate housing leasing

Collegiate housing leasing revenue represented approximately 94.7% of our total revenues, excluding operating expense reimbursements and other adjustments/eliminations included in our segment reporting, for the nine months ended September 30, 2014. Unlike multi-family housing where apartments are leased by the unit, collegiate-housing communities are typically leased by the bed on an individual lease liability basis. Individual lease liability limits each resident’s liability to his or her own rent without liability for a roommate’s rent. The number of lease contracts that we administer is therefore equivalent to the number of beds occupied instead of the number of apartment units occupied. A parent or guardian is required to execute each lease as a guarantor unless the resident provides adequate proof of income and/or pays a deposit, which is usually equal to two months rent.

Due to our predominantly private bedroom accommodations and individual lease liability, the high level of student-oriented amenities and the fact that most units are furnished and typically rent includes utilities, cable television and internet service, we believe our communities in most cases can command higher per-unit and per-square foot rental rates than most multi-family communities in the same geographic markets. We are also typically able to command higher rental rates than on-campus collegiate housing, which tends to offer fewer amenities.

The majority of our leases commence in mid-August and terminate the last day of July. These dates generally coincide with the commencement of the universities’ fall academic term and the completion of the subsequent summer school session. With the addition of on-campus communities under our ONE PlanSM, our portfolio contains a growing number of communities with ten-month leases that typically run from August to May. Due to the nature of our leases, we are required to re-lease each community in its entirety each year, resulting in significant turnover in our tenant population from year to year. In 2014 and 2013, approximately 72.2% and 81.3%, respectively, of our leased beds were to students who were first-time residents at our communities. As a result, we are highly dependent upon the effectiveness of our marketing and leasing efforts during the annual leasing season that typically begins in November and ends in August of each year. Our communities’ occupancy rates are therefore typically stable during the August to July (or May with respect to communities under our ONE PlanSM) academic year but are susceptible to fluctuation at the commencement of each new academic year.

Prior to the commencement of each new lease period, mostly during the first two weeks of August, but also during September at some communities, we prepare the units for new incoming tenants. Other than revenue generated by in-place leases for returning tenants, we do not generally recognize lease revenue during this period referred to as “Turn,” as we have no leases in place. In addition, we incur significant expenses during Turn to make our units ready for occupancy. These expenses are recognized when incurred. This Turn period results in seasonality in our operating results during the third quarter of each year.

Development consulting services

For the nine months ended September 30, 2014, revenue from our development consulting services represented approximately 3.4% of our total revenues, excluding operating expense reimbursements and other adjustments/eliminations included in our segment reporting. We provide development consulting services primarily to colleges and universities seeking to modernize their on-campus collegiate housing communities, to other third-party investors and to our collegiate housing leasing segment in order to develop communities for our ownership. Our development consulting services typically include the following:

•	market analysis and evaluation of collegiate housing needs and options;

•	oversight of and cooperation with college or university in architectural design;

•	negotiation of ground lease, development agreement, construction contract, architectural contract and bond documents;

•	coordination of governmental and university plan approvals;

•	oversight of construction process;

•	design, purchase and installation of furniture;

•	pre-opening marketing to students; and

•	obtaining final approvals of construction.

Fees for these services are typically 3 – 5% of the total cost of a project and are payable over the life of the construction period, which in most cases is one to two years in length. Occasionally, the development consulting contracts include a provision whereby we can participate in project savings resulting from successful cost management efforts. These revenues are recognized once all contractual terms have been satisfied and no future performance requirements exist. This typically occurs after construction is complete. As part of the development agreements, there are certain costs we pay on behalf of universities or third-party investors. These costs are included in reimbursable operating expenses and are required to be reimbursed to us by the universities or third-party investors. We recognize the expense and revenue related to these reimbursements when incurred.

These operating expenses are wholly reimbursable and therefore not considered by management when analyzing the operating performance of our development consulting services business.

Management services

For the nine months ended September 30, 2014, revenue from our management services segment represented approximately 1.9% of our total revenues, excluding operating expense reimbursements and other adjustments/eliminations included in our segment reporting. We provide management services for collegiate housing communities owned by educational institutions, charitable foundations, EROP and others. Our management services typically cover all aspects of community operations, including residence life and student development, marketing, leasing administration, strategic relationships, information systems and accounting services. We provide these services pursuant to multi-year management agreements under which management fees are typically 3 – 5% of leasing revenue. These agreements usually have an initial term of two to five years with renewal options of like terms. As part of the management agreements, there are certain payroll and related expenses we pay on behalf of the property owners. These costs are included in reimbursable operating expenses and are required to be reimbursed to us by the property owners. We recognize the expense and revenue related to these reimbursements when incurred. These operating expenses are wholly reimbursable and therefore not considered by management when analyzing the operating performance of our management services business.

Trends and Outlook

Rents and occupancy

We manage our communities to maximize revenues, which are primarily driven by two components: rental rates and occupancy. We customarily adjust rental rates in order to maximize revenues, which in some cases results in a lower occupancy rate, but in most cases results in stable or increasing revenue from the community. As a result, a decrease in occupancy may be offset by an increase in rental rates and may not be material to our operations. Periodically, certain of our markets experience increases in new on-campus collegiate housing provided by colleges and universities and off-campus collegiate housing provided by private owners. This additional collegiate housing both on and off campus can create competitive pressure on rental rates and occupancy.

Over the last couple of years, there has been an increase in supply across the student housing industry. However, in the markets we serve, we expect the pace of new supply growth in 2015 to decline 15% from the pace in 2014. We are projecting a 1.6% increase in supply in 2015, which is slightly outpacing enrollment growth in our markets where the three-year compounded annual enrollment growth rate is 1.5%. Although these statistics in themselves are not favorable, the gap between supply growth and enrollment growth is not large, the pace of new supply is slowing, and we believe that enrollment growth alone does not reflect total demand as there is pent-up demand that exists for new, purpose-built student housing product, where students are moving out of old, outdated housing, and into newer communities with more amenities. This is evidenced by the 5% growth in same-community revenue we achieved in our 2013-2014 leasing cycle and 4% growth we achieved for the current 2014-2015 lease year, as well as other market data. As a result, we believe that the growth characteristics of our well-located portfolio, which has produced a compounded annual revenue growth of 4.4% over the last five years, has not changed significantly.

We define our same-community portfolio as properties that were owned and operating for the full nine months ended September 30, 2014 and 2013, are not conducting or planning to conduct substantial development or redevelopment activities, are not classified as discontinued operations or have not been sold or are under contract pending sale. The collegiate housing community referred to as 3949 at Saint Louis University is excluded from our same-community portfolio as it was damaged by fire on July 17, 2012. The community was insured and reopened in August 2013. This property is the only community excluded from same-community as a result of redevelopment activities. During the nine months ended September 30, 2014, we sold The Reserve on West 31st located in Lawrence, Kansas, the College Station at West Lafayette located in West Lafayette, Indiana, the Pointe West located in Cayce, South Carolina and The Reserve on South College located in Auburn, Alabama. These four collegiate housing communities are also excluded from our same-community portfolio as they have been sold. The collegiate housing community referred to as The Pointe at South Florida serving the University of South Florida met the held for sale accounting criteria as of September 30, 2014 and as a result, was also excluded from our same-community portfolio. This property was subsequently sold in October 2014 (see Note 12 to the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K).

Our communities’ occupancy rates are typically stable during the August to July academic year but are susceptible to fluctuation at the commencement of each new academic year. For the nine months ended September 30, 2014, same-

community revenue per occupied bed increased to $629 and same-community physical occupancy increased to 90.0%, compared to same-community revenue per occupied bed of $611 and same-community physical occupancy of 89.9% for the nine months ended September 30, 2013. The results represent averages for our same-community portfolio, which are not necessarily indicative of every community in the portfolio. Individual communities can and do perform both above and below these averages, and, at times, an individual community may experience a decline in total revenue due to university and local economic conditions. Our management focus is to assess these situations and address them quickly in an effort to minimize our exposure and reverse any negative trends.

The same-community leasing portfolio opened the 2014/2015 lease term with a 4% increase in rental revenue. Opening occupancy was up 200 basis points to 96.3% and net rental rates opened the term 2% above the prior year. New-communities opened the 2014/2015 lease term with an average occupancy of 96.1%.

Development consulting services

For the nine months ended September 30, 2014 and 2013, third-party development fee revenue was $5.3 million and $2.0 million, respectively. Third-party development fee revenue recognized during the nine months ended September 30, 2014 includes $2.6 million recognized related to previously deferred fees on the participating project at Johns Hopkins University (see Note 2 to the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K). Over the last couple of years we have had approximately two to three third-party development consulting projects per year. As more universities are turning toward private industry to fund and own new collegiate housing projects, we expect future project volume to remain around these levels. We delivered two third-party projects in August 2014, and we are currently providing third-party development services pursuant to signed definitive contracts with projects under construction at Clarion University of Pennsylvania and East Stroudsburg University - Pennsylvania Phase II.

We develop collegiate housing communities for our ownership, and we plan to increase self-development activity going forward. The On-Campus Equity Plan, or The ONE PlanSM, is our private equity program for universities, which allows universities to use our equity and financial stability to develop and revitalize campus housing while preserving their credit capacity for other campus projects. This program is designed to provide our equity to solve a university’s housing needs through a ground lease structure where EROP owns the land improvements and operates the community. Others in the industry have similar programs and to date we have ten ONE PlanSM projects completed or underway. In December 2011, EROP was selected by the University of Kentucky ("UK"), to negotiate the potential revitalization of UK's entire campus housing portfolio and expansion of UK's campus housing portfolio to more than 9,000 beds within five to seven years. We refer to this project as the UK Campus Housing Revitalization Plan. Phase I of the UK Campus Housing Revitalization Plan, a 601-bed community called Central Hall I & II, opened in August 2013 with all beds leased. Phase II, which includes four communities with 2,381 beds for a total project cost of approximately $138.0 million, opened in August 2014 with all beds leased. Construction on the 2015 deliveries is on-track to deliver 1,610 beds for a total cost of $101.2 million and the 2016 deliveries of 1,141 beds for a total cost of $83.9 million are also underway. We view our entry into the partnership with UK as a defining moment, not only for EdR, but also for our industry. Most state universities face many of the same challenges as UK, including reduced support from constrained state budgets, aged on-campus housing and demands on institutional funds for academic and support services. We believe this declining state support for higher education is the norm rather than the exception. These external factors provide a great opportunity for us. As universities can see the progress of the UK Campus Revitalization Plan, the volume of discussions we are having with other universities continues to increase as additional universities investigate this type of structure to replace their aging on-campus housing stock. We expect the volume of true third-party fee development contracts to be stagnant or decline as more universities avail themselves of this new program.

While considering the possible shift in the type of projects universities pursue, the amount and timing of future revenue from development consulting services will be contingent upon our ability to successfully compete in public colleges and universities’ competitive procurement processes, our ability to successfully structure financing of these projects and our ability to ensure completion of construction within committed timelines and budgets. To date, we have completed construction on all of our development consulting projects in time for their targeted occupancy dates.

Collegiate housing operating costs

Same-community operating expenses have increased at a 2.3% compounded annual growth rate for the last four years, including 2013. Excluding real estate taxes, which are our most variable expenses and drove a 4.2% increase in expenses in 2013, our operating expenses have been relatively flat during the four year period. We expect full year same-community operating expenses to increase between 3-4% going forward, which we believe is a reasonable level of growth for the foreseeable future.

General and administrative costs

General and administrative costs (before development pursuit costs, acquisition costs and severance) increased 4.1% in 2013 and 9.5% in 2012. With the 21% growth in gross assets in 2013 and the recently completed 2014 developments and acquisitions increasing gross assets by 25% in 2014, we expect general and administrative costs to continue to increase at a double digit rate in 2014 to support the growth in our asset base.

Asset repositioning and capital recycling

Starting in 2010, we have made a concerted effort to reposition and improve our owned portfolio with a significant part of the process completed prior to 2014. Since 2009, we have acquired $815 million of collegiate housing communities, completed $494 million of developments and disposed of $342 million of collegiate housing communities, including the disposition of The Pointe at South Florida (see Note 12 to the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K). These transactions have improved our median distance to campus to 0.1 miles and increased our average rental rate to $683. Currently, 71% of our beds and 75% of our community NOI are located on or pedestrian to campus.

In August 2014, we completed seven development projects for our ownership with project costs of $213.2 million within walking distance of universities such as University of Colorado, Duke University and University of Connecticut and directly on the campus of University of Kentucky (see Note 7 to the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K).

Also in August 2014, we completed the presale acquisition of a collegiate housing property adjacent to Florida International University in Miami, FL for $43.5 million. This acquisition increased our portfolio by an additional 542 beds.

In September 2014, we also purchased The District on Apache, a 900-bed collegiate housing community located adjacent to the Arizona State University campus for $89.8 million in cash.

We have five active owned development projects with anticipated aggregate project costs of $330.7 million that are within walking distance of universities such as Georgia, Connecticut and Louisville and directly on the campus of the University of Kentucky (see Note 7 of the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K). These developments, which are scheduled to open in 2015 and 2016, will increase our portfolio by 4,089 beds. In addition, these developments have an average distance to campus of less than 0.1 miles, are located on or near universities with average enrollment of 22,467, and will produce an average rental rate of $830 per bed.

Our asset repositioning and capital recycling efforts included the following transactions during the nine months ended September 30, 2014:

•	In March 2014, we sold The Reserve on West 31st a non-pedestrian collegiate housing community at to the University of Kansas, for net cash proceeds of $14.0 million after closing costs; and

•	Also in March 2014, we sold the College Station at West Lafayette non-pedestrian collegiate housing community in Kalamazoo, Michigan, for net cash proceeds of $27.9 million after closing costs.

•
In July 2014, we sold Pointe West a non-pedestrian collegiate housing community serving the University of South Carolina, and The Reserve on South College serving Auburn University, for aggregate net cash proceeds of $29.9 million after closing costs.

•
Subsequent to September 30, 2014, we have completed the sale of The Pointe at South Florida, a 1,002-bed community built in 1999 that is not pedestrian to the University of South Florida’s campus. The net proceeds from this disposition of approximately $29.7 million were used to pay down the Fourth Amended Revolver.

Critical Accounting Policies

There have been no significant changes to our critical accounting policies as disclosed in Note 2 to the consolidated financial statements included in Exhibit 99.1 of this Form 8-K.

Recent Accounting Pronouncements

A discussion of recent accounting pronouncements affecting EROP is included in Note 2 of the condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K.

Results of Operations for the Nine Months Ended September 30, 2014 and 2013

The following table presents our results of operations for the nine months ended September 30, 2014 and 2013 (amounts in thousands):

	Nine Months Ended September 30,
	2014	2013	Change ($)	Change (%)
Collegiate Housing Leasing:
Collegiate housing leasing revenue	$144,677	$116,338	$28,339	24.4%
Collegiate housing leasing operating expenses	70,062	59,430	10,632	17.9%
Net operating income	$74,615	$56,908	$17,707	31.1%

Development Consulting Services:
Third-party development consulting services revenue	$5,264	$1,989	$3,275	164.7%
General and administrative expenses	1,922	1,396	526	37.7%
Net operating income	$3,342	$593	$2,749	463.6%

Management Services:
Third-party management services revenue	$2,856	$2,710	$146	5.4%
General and administrative expenses	1,933	1,898	35	1.8%
Net operating income	$923	$812	$111	13.7%

Reconciliations:
Segment revenue	$152,797	$121,037	$31,760	26.2%
Operating expense reimbursements	6,492	8,141	(1,649)	(20.3)%
Total revenues	$159,289	$129,178	$30,111	23.3%

Segment operating expenses	$73,917	$62,724	$11,193	17.8%
Reimbursable operating expenses	6,492	8,141	(1,649)	(20.3)%
Total operating expenses	$80,409	$70,865	$9,544	13.5%

Segment net operating income	$78,880	$58,313	$20,567	35.3%
Other unallocated general and administrative expenses	(10,629)	(7,623)	(3,006)	39.4%
Depreciation and amortization	(42,928)	(33,548)	(9,380)	28.0%
Ground lease	(6,162)	(5,631)	(531)	9.4%
Loss on impairment of collegiate housing properties	(12,734)	—	(12,734)	—%
Nonoperating (expenses) income	270	(13,374)	13,644	(102.0)%
Equity in losses of unconsolidated entities	(370)	(102)	(268)	262.7%
Income (loss) before income taxes, discontinued operations and gain from sale of collegiate housing communities	$6,327	$(1,965)	$8,292	(422.0)%

Collegiate housing leasing

Collegiate housing operating statistics for owned communities and same-communities for the nine months ended September 30, 2014 and 2013 were as follows:

	Nine months ended September 30, 2014	Nine months ended September 30, 2013(9)	Favorable (Unfavorable)
Owned communities:
Occupancy
Physical(1)	90.1%	89.3%	80 bps
Economic(2)	84.1%	83.1%	100 bps
NarPAB(3)	$546	$489	$57
Other income per avail. bed(4)	$44	$44	$—
RevPAB(5)	$590	$533	$57
RevPOB(11)	$655	$597	$58
Operating expense per bed(6)	$286	$272	$(14)
Operating margin(7)	51.6%	48.9%	270 bps
Design Beds(8)	245,048	218,166	26,882
Occupied Beds(12)	220,757	194,735	26,022

Same-communities(10):
Occupancy
Physical(1)	90.0%	89.9%	10 bps
Economic(2)	84.8%	83.3%	150 bps
NarPAB(3)	$524	$509	$15
Other income per avail. bed(4)	$42	$40	$2
RevPAB(5)	$566	$549	$17
RevPOB(11)	$629	$611	$18
Operating expense per bed(6)	$272	$263	$(9)
Operating margin(7)	52.0%	52.1%	(10) bps
Design Beds(8)	172,485	172,485	—
Occupied Beds(12)	155,311	155,041	270

(1)Represents a weighted average of the month-end occupancies for the respective period.
(2)Represents the effective occupancy calculated by taking net apartment rent accounted for on a GAAP basis for the respective period divided by market rent for the respective period.
(3)Net apartment rent per available bed ("NarPAB") represents GAAP net apartment rent for the respective period divided by the sum of the design beds in the portfolio for each of the periods presented.
(4)Represents other GAAP-based income for the respective period divided by the sum of the design beds in the portfolio for each of the included months. Other income includes service/application fees, late fees, termination fees, parking fees, transfer fees, damage recovery, utility recovery and other miscellaneous fees.
(5)Revenue per available bed ("RevPAB") represents total revenue (net apartment rent plus other income) for the respective period divided by the sum of the design beds in the portfolio for each of the periods presented.
(6)Represents property-level operating expense excluding management fees, depreciation and amortization and ground/facility lease fees divided by the sum of the design beds for each of the periods presented.
(7)Represents operating income divided by revenue.
(8)Represents the sum of the monthly design beds in the portfolio during the period. Design beds are total beds (including staff and model beds) in the portfolio.
(9)This information excludes property information related to discontinued operations.
(10)Represents operating statistics for communities that were owned by us and were operating for the full nine months ended September 30, 2014 and 2013. The same community portfolio excludes properties that are sold or have met the held for sale accounting treatment. In addition, the collegiate housing community referred to as 3949 at Saint Louis University is excluded from our same-community portfolio as it was damaged by fire on July 17, 2012. The community was insured and reopened in August 2013.
(11)Revenue per occupied bed ("RevPOB") represents total revenue (net apartment rent plus other income) for the respective period divided by the sum of the occupied beds for each of the periods presented.
(12)Represents the sum of the monthly occupied beds in the portfolio during the period.

Total revenue in the collegiate housing leasing segment was $144.7 million for the nine months ended September 30, 2014. This represents an increase of $28.3 million, or 24.4%, from the same period in 2013. This increase included $29.9 million of revenue related to 18 new communities, which increased the portfolio to more than 29,000 beds, and $2.9 million of revenue from a 3.0% increase in same-community revenue. The growth in revenue for the 2013-2014 lease term included 2.5% increase in rental rates, a 0.2% improvement in occupancy and a 0.2% growth in other income. Consistent with company policy, at the beginning of each calendar year, the same-community portfolio mix changes when all properties owned and managed by us for the entire previous calendar year are moved into the same-community portfolio.

Operating expenses in the collegiate housing leasing segment increased $10.6 million, or 17.9%, to $70.1 million for the nine months ended September 30, 2014 as compared to the same period in 2013. The 18 new communities added $12.0 million of operating expenses over the same period in the prior year. In addition, same-community operating expenses increased $1.5 million, or 3.3%, over the same period in the prior year, mainly due to a $0.4 million increase in utility costs from extreme weather across the country during the first part of 2014 and an expected rise in real estate taxes of $1.0 million. In total, all other operating expenses for the same-community portfolio were essentially flat for the nine months ended September 30, 2014.

Development consulting services

The following table represents the development consulting projects that were active during the nine months ended September 30, 2014 and 2013:

			Segment Revenues
Project	Beds	Fee Type	2014	2013	Difference
			(in thousands)
West Chester University of Pennsylvania – Phase II	653	Development fee	$442	$577	$(135)
Mansfield University of Pennsylvania – Phase II	684	Development fee	3	1,224	(1,221)
Wichita State University	784	Development fee	1,736	121	1,615
Clarion University	728	Development fee	470	—	470
Purchasing fees	—	Purchasing fee	30	—	30
Miscellaneous consulting fees	—	Consulting fee	2	67	(65)
Third-party development consulting services total			$2,683	$1,989	$694
Participating project – Science + Technology Park at Johns Hopkins	572	Development fee	2,581	—	2,581
Development consulting services total			$5,264	$1,989	$3,275

Third-party development consulting services revenue increased $0.7 million to $2.7 million for the nine months ended September 30, 2014 as compared to the same period in 2013. We recognized development fees and cost savings on Wichita State University of approximately $1.0 million and $0.6 million, respectively, and development fees on Clarion University of $0.5 million during the nine months ended September 30, 2014. These fees were offset by a decrease in development fees recognized on West Chester University of Pennsylvania – Phase II of $0.1 million and Mansfield University of Pennsylvania – Phase II of $1.2 million.

Development consulting services on the participating project at Johns Hopkins increased $2.6 million related to the deferred fees recognized during the nine months ended September 30, 2014. These fees were collected in prior years but were deferred for GAAP purposes due to our participation in the project. The third-party owner successfully closed on permanent financing for the community in July 2014 and repaid their construction loan as well as the $18.0 million mezzanine investment that EROP advanced to the project. As a result of the refinancing, all previously deferred fees were recognized (see Note 2 to the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K).

General and administrative expenses for the segment increased $0.5 million, or 37.7%, for the nine months ended September 30, 2014 compared to the same period in 2013. This increase is primarily attributable to the increase in active development projects.

Management services

Total management services revenue increased $0.1 million, or 5.4%, for the nine months ended September 30, 2014 when compared to the same period in 2013 due primarily to the performance of our existing management portfolio.

General and administrative expenses for the segment remained flat for the nine months ended September 30, 2014 when compared to the same period in 2013.

Other unallocated general and administrative expenses

Other unallocated general and administrative expenses increased $3.0 million, or 39.4%, during the nine months ended September 30, 2014 as compared to the same period in the prior year. The increase includes approximately $1.4 million in acquisition, development pursuit and severance costs, with the remainder related primarily to payroll costs related to the growth in our business and continued asset repositioning efforts.

Depreciation and amortization

Depreciation and amortization increased $9.4 million, or 28.0%, during the nine months ended September 30, 2014 as compared to the same period in the prior year. This increase relates primarily to the 18 new properties (acquisitions and developments) opened since January 1, 2013, as discussed above.

Ground lease expense

Ground lease expense increased $0.5 million, or 9.4%, during the nine months ended September 30, 2014 as compared to the same period in the prior year. This increase relates primarily to the opening of five developments on the campus of the University of Kentucky in 2013 and 2014. We recognize ground lease expense on a straight-line basis over the life of the lease.

Loss on impairment of collegiate housing properties

During the nine months ended September 30, 2014, we recorded impairment losses of $12.7 million, related to collegiate housing communities. The assets were determined to be impaired due to a change in circumstances that indicated their carrying values may not be recoverable (see Note 2 to the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K). The changes in circumstances for the properties could be attributable to changes in property specific market conditions, changes in anticipated future use and/or leasing results or a combination of these factors.

Nonoperating (income) expenses

Nonoperating expenses decreased $13.6 million to income of $0.3 million for the nine months ended September 30, 2014. Contributing to the decrease was interest income and a guarantee fee related to the participating project at Johns Hopkins of $6.5 million and $3.0 million, respectively, recognized during the nine months ended September 30, 2014. In addition, during the nine months ended September 30, 2014, we settled all claims related to the insurance settlement on the 3949 Lindell property, which was damaged b fire in July 2012, and recognized a gain of $8.1 million (see Note 6 to the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K). Offsetting these one-time nonoperating income items was an increase in interest expense of $2.6 million and a loss on extinguishment of debt of $0.9 million (see Note 4 to the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K).

Non GAAP Measures

Funds From Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. We present FFO available to all unitholders because we consider it to be an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. As such, we also exclude the impact of noncontrolling interests in our calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and by the October 2011 guidance described above), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. We believe that net income is the most directly comparable GAAP measure to FFO available to stockholders and unitholders. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

EROP also uses core funds from operations, or Core FFO, as an operating performance measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustments for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. We believe that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of EROP’s assets. In addition, management uses Core FFO in the assessment of EROP’s operating performance and comparison to its industry peers and believes that Core FFO is a useful supplemental measure for the investing community to use in comparing EROP to other REITs as many REITs provide some form of adjusted or modified FFO.

The following table presents a reconciliation of FFO and Core FFO available to our unitholders to net income for the nine months ended September 30, 2014 and 2013 (amounts in thousands):

	Nine Months Ended September 30,
	2014	2013
Net income attributable to unitholders	$24,658	$2,679
Gain on sale of collegiate housing properties	(19,322)	(3,895)
Gain on insurance settlement	(8,133)	—
Loss on impairment of collegiate housing properties	12,734	—
Real estate related depreciation and amortization	42,365	34,580
Real estate depreciation and amortization on equity investees	144	144
Noncontrolling interests	250	(2)
FFO available to unitholders	52,696	33,506
Other adjustments to FFO:
Loss on extinguishment of debt	892	—
Acquisition costs	1,058	280
Severance costs, net of tax	314	—
Straight-line adjustment for ground leases	3,634	4,024
Impact of other adjustments to FFO	5,898	4,304
FFO on Participating Developments:
Interest on loan to Participating Development	(5,581)	1,365
Development fees on Participating Development, net of costs and taxes	(1,548)	454
FFO on Participating Developments:	(7,129)	1,819
Core FFO available to unitholders	$51,465	$39,629

Net Operating Income (NOI)

We believe NOI is a useful measure of our collegiate housing operating performance. We define NOI as rental and other community-level revenues earned from our collegiate housing communities less community-level operating expenses, excluding management fees, depreciation, amortization, ground lease expense and impairment charges and including regional and other corporate costs of supporting the communities. Other REITs may use different methodologies for calculating NOI, and accordingly, EROP's NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. EROP uses NOI to evaluate performance on a community-by-community basis because it allows management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on EROP’s operating results. However, NOI should only be used as an alternative measure of EROP's financial performance.

The following is a reconciliation of our GAAP operating income to NOI for the nine months ended September 30, 2014 and 2013 (in thousands):

	Nine Months Ended September 30,
	2014	2013
Operating income	$6,427	$11,511
Less: Third-party development services revenue	5,264	1,989
Less: Third-party management services revenue	2,856	2,710
Plus: Development and management services expenses	6,964	5,224
Plus: General and administrative expenses	7,520	5,693
Plus: Ground leases	6,162	5,631
Plus: Impairment loss on collegiate housing properties	12,734	—
Plus: Depreciation and amortization	42,928	33,548
NOI	$74,615	$56,908

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)

Adjusted EBITDA is defined as net income or loss excluding: (1) straight line adjustment for ground leases; (2) acquisition costs; (3) depreciation and amortization; (4) loss on impairment of collegiate housing properties; (5) gain on sale of collegiate housing properties; (6) interest expense; (7) other nonoperating expense (income); (8) income tax expense (benefit); (9) non-controlling interest; and (10) applicable expenses related to discontinued operations. We consider Adjusted EBITDA useful to an investor in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results.

The following is a reconciliation of our GAAP net income to Adjusted EBITDA for the trailing twelve months ended September 30, 2014 (in thousands):

	Nine Months Ended September 30,	Plus: Year Ended December 31,	Less: Nine Months Ended September 30,	Trailing Twelve Months ended September 30,
	2014	2013	2013	2014
Net income attributable to unitholders	$24,658	$4,323	$2,679	$26,302
Straight line adjustment for ground leases	3,634	5,255	4,024	4,865
Acquisition costs	1,058	393	280	1,171
Depreciation and amortization	42,928	48,098	33,548	57,478
Depreciation and amortization - discontinued operations	—	1,767	1,414	353
Loss on impairment of collegiate housing properties	12,734	5,001	—	17,735
Gain on sale of collegiate housing properties	(19,322)	(3,913)	(3,895)	(19,340)
Gain on insurance settlement	(8,133)	—	—	(8,133)
Interest expense	15,076	17,526	12,478	20,124
Amortization of deferred financing costs	1,533	1,758	1,268	2,023
Interest income	(6,638)	(447)	(372)	(6,713)
Loss on extinguishment of debt	892	—	—	892
Income tax expense (benefit)	598	203	(269)	1,070
Noncontrolling interests	393	308	6	695
Adjusted EBITDA	$69,411	$80,272	$51,161	$98,522

Debt to gross assets

Debt to gross assets is defined as total debt, excluding the unamortized debt premium, divided by gross assets, or total assets excluding accumulated depreciation on real estate assets. We consider debt to gross assets useful to an investor in evaluating our leverage and in assessing our capital structure, because it excludes noncash items such as accumulated depreciation and provides a more accurate depiction of our capital structure.

The following is a reconciliation of our GAAP total assets to gross assets as of September 30, 2014 and December 31, 2013 (in thousands):

	As of September 30,	As of December 31,
	2014	2013
Mortgage and construction loans, net of unamortized premium	$336,114	$422,681
Unamortized premium	1,694	2,291
Mortgage and construction loans	334,420	420,390

Unsecured revolving credit facility	210,000	356,900
Unsecured term loan facility	187,500	—
Total debt	$731,920	$777,290

Total assets	$1,812,904	$1,610,565
Accumulated depreciation(1)	220,695	204,181
Gross assets	$2,033,599	$1,814,746

Debt to gross assets	36.0%	42.8%

(1) Represents accumulated depreciation on real estate assets.

Liquidity and Capital Resources

Fourth Amended Revolver

On January 14, 2013, EROP entered into a Fourth Amended and Restated Credit Agreement and, on October 24, 2013, entered into the First Amendment to the agreement which increased the maximum facility from $375.0 million to $500.0 million (as amended, the "Fourth Amended Revolver"). The Fourth Amended Revolver also has an accordion feature to $700.0 million, which may be exercised during the first four years subject to satisfaction of certain conditions. The initial maturity date of the Fourth Amended Revolver is January 14, 2018, EROP may extend the maturity date for one year subject to certain conditions.

Availability under the Fourth Amended Revolver is limited to a “borrowing base availability” equal to the lesser of (i) 60% of the property asset value (as defined in the credit agreement) and (ii) the loan amount, which would produce a debt service coverage ratio of no less than 1.40. As of September 30, 2014, the borrowing base availability was $500.0 million, and EROP had $210.0 million outstanding under the Fourth Amended Revolver; thus, the remaining borrowing base availability was $290.0 million.

The Trust serves as the guarantor for any funds borrowed by EROP under the Fourth Amended Revolver. The interest rate per annum applicable to the Fourth Amended Revolver is, at the Operating Partnership’s option, equal to a base rate or the London InterBank Offered Rate (“LIBOR”) plus an applicable margin based upon our leverage. As of September 30, 2014, the effective interest rate applicable to the Fourth Amended Revolver was 1.46%. If amounts are outstanding, due to the fact that the Fourth Amended Revolver bears interest at variable rates, cost approximates the fair value.

The Fourth Amended Revolver contains customary affirmative and negative covenants and contains financial covenants that, among other things, require EROP and its subsidiaries to maintain certain minimum ratios of EBITDA (earnings before payment or charges of interest, taxes, depreciation, amortization or extraordinary items) as compared to interest expense and total fixed charges. The financial covenants also include consolidated net worth and leverage ratio tests. In addition, the Trust is prohibited from making distributions in excess of 95% of funds from operations except to comply with the legal requirements to maintain its status as a REIT. As of September 30, 2014, we were in compliance with all covenants of the Fourth Amended Revolver.

Unsecured term loan facility

On January 13, 2014, EROP and certain of its subsidiaries (the “Borrowers”), each of which is an indirectly owned subsidiary of EROP, entered into a credit agreement (the "Credit Agreement"), which provides for unsecured term loans in the initial aggregate principal amount of $187.5 million, consisting of a $122.5 million Tranche A term loan with a seven-year maturity (the “Tranche A Term Loan”) and a $65.0 million Tranche B term loan with a five-year maturity (the “Tranche B Term Loan” and, together with the Tranche A Term Loan, the “Term Loans”). The Tranche A Term Loan matures on January 13, 2021 and the Tranche B Term Loan matures on January 13, 2019. The Credit Agreement contains an accordion feature pursuant to which the Borrowers may request that the total aggregate amount of the Term Loans be increased to $250.0 million, which may be allocated to Tranche A or Tranche B, subject to certain conditions, including obtaining commitments from any one or more lenders to provide such additional commitments. EROP used proceeds from the Term Loan to repay a portion of the outstanding balance under the Fourth Amended Revolver.

The interest rate per annum on the Tranche A Term Loan is, at the Borrowers’ option, equal to a base rate or LIBOR plus an applicable margin ranging from 155 to 225 basis points. The interest rate per annum on the Tranche B Term Loan is, at the Borrowers’ option, equal to a base rate or LIBOR plus an applicable margin ranging from 120 to 190 basis points. The applicable margin for the Term Loans is based on leverage.

The Credit Agreement contains customary affirmative and restrictive covenants substantially similar to those contained in EROP’s Fourth Amended Revolver. The Trust serves as the guarantor for any funds borrowed by the Borrowers under the Credit Agreement. As of September 30, 2014, we were in compliance with all covenants of the Credit Agreement.

In connection with entering into the Credit Agreement, EROP entered into multiple interest rate swaps with notional amounts totaling $187.5 million to hedge the interest payments on the LIBOR-based Term Loans (see Note 10 of the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K). As of September 30, 2014, the effective interest rate on the Tranche A Term Loan was 3.85% (weighted average swap rate of 2.30% plus the current margin of 1.55%) and the effective interest rate on the Tranche B Term Loan was 2.86% (weighted average swap rate of 1.66% plus the current margin of 1.20%).

Mortgage and construction debt

Master Secured Credit Facility

EROP has a credit facility with Fannie Mae (the "Master Secured Credit Facility") that was entered into on December 31, 2008 and expanded on December 2, 2009. All notes under the Master Secured Credit Facility contain cross-default provisions, and all properties securing the notes are cross-collateralized. We were in compliance with all financial covenants, including consolidated net worth and liquidity tests, contained in the Master Secured Credit Facility as of September 30, 2014. As of September 30, 2014 and December 31, 2013, we had $160.4 million and $169.7 million, respectively, of mortgage loans outstanding under the Master Secured Credit Facility bearing interest at a weighted average fixed interest rate of 5.91%.

Mortgage debt

As of September 30, 2014, EROP had outstanding mortgage indebtedness of $81.1 million (excluding an unamortized debt premium of $1.7 million). Of the total mortgage debt outstanding at September 30, 2014, $47.1 million relates to mortgage debt bearing interest at fixed rates ranging from 4.2% to 5.6% and $34.0 million relates to mortgage debt bearing interest at variable rates at a weighted average effective interest rate of 2.29%. The mortgage debt outstanding is secured by underlying collegiate housing properties.

In February 2014, EROP repaid in full variable rate mortgage debt of $35.7 million that was assumed in connection with the 2011 acquisition of the GrandMarc at Westberry Place collegiate housing community located at Texas Christian University. The interest rate was equal to a base rate plus a 4.85% margin, and the loan was scheduled to mature on January 1, 2020. In connection with this repayment, we recognized a $0.6 million loss on extinguishment of debt.

On July 1, 2014, in connection with the sale of Pointe West collegiate housing community located at University of South Carolina, EROP repaid a mortgage debt of $9.5 million in full. The interest rate was equal to 4.92% and the mortgage debt was scheduled to mature on August 1, 2014.

On July 14, 2014, EROP repaid $7.2 million of mortgage debt that was part of the Master Secured Credit Facility. The interest rate was 4.96% and the mortgage debt was scheduled to mature on January 1, 2015. Simultaneously with the sale of The Reserve on South College, the community was released from the Master Secured Credit Facility (see Note 8 of the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K). In connection with this pay off, we recognized a $0.1 million loss on extinguishment of debt.

Construction loans

As of September 30, 2014, EROP had construction loans outstanding of $60.5 million related to the following collegiate housing developments: The Retreat serving the University of Mississippi and Roosevelt Point serving Arizona State University - Downtown Phoenix Campus. Interest on these construction loans is at variable rates at a weighted average effective interest rate of 2.22%.

In April 2014, EROP repaid in full variable rate construction debt with an outstanding principal balance of $32.3 million related to the development of The Oaks on the Square (Phase I and II). The effective interest rate was equal to 2.41% and the loan was scheduled to mature on October 30, 2015.

On September 30, 2014, EROP repaid in full variable rate construction debt with an outstanding balance of $8.2 million related to the development of The Oaks on the Square (Phase III) serving the University of Connecticut. The effective interest rate was equal to 2.10% and the loan was scheduled to mature on September 11, 2017. In connection with this pay off, we recognized a $0.1 million loss on extinguishment of debt.

On July 9, 2014, EROP entered into a construction loan agreement related to the development of a jointly owned cottage-style community located in Louisville, Kentucky (The Retreat at Louisville). EROP is the majority owner and will manage the community once it is completed. The interest rate per year applicable to the loan is, at our option, equal to a base rate plus a 1.05% margin or LIBOR plus a 2.05% margin and is interest only through July 10, 2017. On July 10, 2017, if certain conditions are met, we have the option to extend the loan until July 9, 2018 and another year thereafter. During the extension periods, if applicable, principal and interest are to be repaid on a monthly basis. As of September 30, 2014, there were no amounts outstanding under the construction loan.

In connection with the acquisition of The Varsity serving the University of Michigan during the year ended December 31, 2013, EROP assumed a construction loan in the amount of $32.4 million. The interest rate per year applicable to the loan is equal to LIBOR plus a 2.25% margin and is interest only through August 1, 2015. As of September 30, 2014, the effective interest rate applicable to the loan was 2.40%. On August 1, 2015, if certain conditions for extension are met, we have the option to extend the loan until August 1, 2017. During the extension period, if applicable, principal and interest are to be repaid on a monthly basis.

See Note 12 of the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K, for subsequent events related to the new construction loan entered into for the development of the fourth phase of The Oaks on the Square project.

Liquidity outlook and capital requirements

During the nine months ended September 30, 2014, we generated $71.3 million of cash from operations, received $271.5 million in proceeds from issuances of units to the Trust in connection with the Trust's follow on offering in June 2014 and stock issued under the ATM program, received proceeds of $187.5 million from the new unsecured term loan facility, received proceeds of $69.0 million related to the sale of three collegiate housing communities, and borrowed $9.8 million under mortgage and construction loans. When combined with $22.1 million of existing cash, during the nine months ended September 30, 2014, we were able to repay $146.9 million on the Fourth Amended Revolver, invest $14.7 million of capital into existing communities, acquire two collegiate housing properties for $132.2 million, invest $8.3 million in joint ventures, repay $95.7 million of mortgage and construction debt, invest $177.8 million in assets under development and distribute $42.1 million to our unitholders in order to end the quarter with approximately $18.4 million in cash.

Our short-term liquidity needs include funds for distributions to our unitholders, including those required to maintain our REIT status and satisfy our current annual distribution target of $0.46 per share/unit, funds for capital expenditures, funds for debt repayment and, potentially, funds for new property acquisition and development. We generally expect to meet our short-term liquidity requirements through cash provided by operations, debt refinancing, existing cash and recycling capital through potential asset sales. We believe that these sources of capital will be sufficient to provide for our short-term capital needs. We have managed our balance sheet so that all capital needs, including announced and committed development deals, are pre-funded by our balance sheet capacity. In June 2014, the Trust completed a follow-on equity offering selling 24.5 million shares of common stock for net proceeds of $239.4 million, which were used to repay a portion of our Fourth Amended Revolver. The offering provided additional balance sheet capacity to fund two additional 2015 developments and purchase The District on Apache adjacent to Arizona State University for $90 million in September 2014, as well as improving our leverage metrics. We will continue to monitor the equity markets and in the future anticipate accessing capital through our At-the-Market equity offering program or additional follow on offerings.

Distributions for the nine months ended September 30, 2014 totaled $42.9 million, or $0.34, per weighted average unit, compared to cash provided by operations of $71.3 million, or $0.57, per weighted average unit. This includes one quarterly dividend at the newly Board-approved targeted dividend of $0.12 per share compared to the previous dividend of $0.11 per share.

Based on the Trust's closing share price of $10.28 on September 30, 2014, our total enterprise value was $2.2 billion. With net debt (total debt less cash) of $713.5 million as of September 30, 2014, our debt to enterprise value was 32.6% compared to 42.5% as of December 31, 2013. With gross assets of $2.0 billion, which excludes accumulated depreciation of $220.7 million, our debt to gross assets ratio was 36.0% as of September 30, 2014 as compared to 42.8% as of December 31, 2013.

On May 22, 2012, the Trust entered into two equity distribution agreements ("ATM Program") pursuant to which the Trust may issue and sell shares of its common stock having an aggregate offering amount of $50.0 million. As of December 31, 2013, the Trust had sold 1.6 million shares of common stock under the distribution agreements for net proceeds of approximately $17.8 million. The Trust contributed the proceeds to EROP and EROP used the net proceeds to repay debt, fund the development pipeline, fund acquisitions and for general corporate purposes. The Trust also sold all remaining shares under the distribution agreements during the nine months ended September 30, 2014 and received net proceeds of $31.5 million. Subsequent to the end of the quarter the Trust entered into agreements to establish a new ATM Program authorized to sell a maximum of $150.0 million in additional shares of stock.

Acquisition, disposition and development activity

An additional source of capital, subject to appropriate market conditions, is the targeted disposition of non-strategic communities. We continually assess all of our communities, the markets in which they are located and the universities they serve, to determine if any dispositions are necessary or appropriate. The net proceeds from the sale of any asset would provide additional capital that would most likely be used to pay down debt and possibly finance acquisition/development growth or other operational needs.

During the nine months ended September 30, 2014, we completed the sale of The Reserve on West 31st, located in Lawrence, Kansas, College Station at West Lafayette, located in West Lafayette, Indiana, Pointe West, located in Cayce, South Carolina and The Reserve on South College, located in Auburn, Alabama for a combined sales price of $71.7 million. and received proceeds of $52.2 million after repayment of $16.7 million of mortgage debt, with an average interest rate of 4.9%. The remaining net proceeds were used to pay down the outstanding balance on our unsecured revolving credit facility.

We intend to invest in additional communities only as suitable opportunities arise. We also plan to develop communities for our ownership and management. In the short term, we intend to fund any developments or acquisitions with working capital, borrowings under our Fourth Amended Revolver, constructions loans, asset sales, or borrowings under first mortgage secured debt. We intend to finance property acquisitions and development projects over the longer term with cash from operations, the proceeds from potential asset sales, private capital in the form of joint ventures, debt financing and issuances of units in EROP. There can be no assurance, however, that such funding will be obtained on reasonable terms, or at all, particularly in light of current capital market conditions.

We previously entered into a presale agreement to purchase 109 Tower adjacent to Florida International University, in Miami, FL. The $43.5 million acquisition was subject to completion of the project in time for fall 2014 occupancy and we assumed lease-up risk during construction. The transaction closed in August 2014 upon successful completion and delivery of the community.

We have five active owned development projects with our aggregate share of development costs of $291.6 million. As of September 30, 2014, $199.0 million of the development costs remain to be funded.

Predevelopment expenditures

Our third-party development consulting activities have historically required us to fund predevelopment expenditures such as architectural fees, permits and deposits. Because the closing of a development project’s financing is often subject to third-party delay, we cannot always predict accurately the liquidity needs of these activities. We frequently incur these predevelopment expenditures before a financing commitment has been obtained and, accordingly, bear the risk of loss related to these predevelopment expenditures, if financing cannot ultimately be arranged on acceptable terms. However, we typically obtain a guarantee of repayment of these predevelopment expenditures from the project owner, but no assurance can be given that we would be successful in collecting the amount guaranteed in the event that project financing is not obtained. When we develop projects for ownership, as opposed to our third-party development services, EROP bears all exposure to risks and capital requirements for these developments.

Long-term liquidity requirements

Our long-term liquidity requirements consist primarily of funds necessary for scheduled debt maturities, acquisitions, developments, renovations and other non-recurring capital expenditures that are needed periodically for our communities. We expect to meet these needs through existing working capital, cash provided by operations, additional borrowings under our Fourth Amended Revolver, net proceeds from potential asset sales, the issuance of equity securities by the Trust, including common or preferred stock of the Trust, units in EROP or additional debt, if market conditions permit. In January 2014, we entered into a $187.5 million unsecured term loan with five- and seven-year tranches (the "Unsecured Term Loan") (see Note 4 of the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K). At the same time, we entered into interest rate swap agreements to effectively fix the interest rate. We believe these sources of capital will be sufficient to provide for our long-term capital needs. Market conditions, however, may make additional capital more expensive for us. There can be no assurance that we will be able to obtain additional financing under satisfactory conditions, or at all, or that we will make any investments in additional communities. Our Fourth Amended Revolver is a material source to satisfy our long-term liquidity requirements. As such, compliance with the financial and operating debt covenants is material to our liquidity. As of September 30, 2014, we were in compliance with all covenants related to our Fourth Amended Revolver.

Commitments

For the nine months ended September 30, 2014, our commitments, contingencies and contractual obligations were not materially different from the amounts reported for the year ended December 31, 2013, except for the net decrease in debt of $46 million (see Note 4 of the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K) and our contractual interest obligations on our mortgage and construction debt have increased approximately $18 million related to interest on the term loan facility entered into during January 2014 (see Note 4 of the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K).

Long-term indebtedness

As of September 30, 2014, 34 of our communities were unencumbered by mortgage debt. As of September 30, 2014, we had outstanding mortgage and construction indebtedness of $336.1 million (net of unamortized debt premium of $1.7 million). The scheduled future maturities of this indebtedness as of September 30, 2014 were as follows (in thousands):

Year Ending December 31,
2014 (3 months as of December 31, 2014)	$896
2015	96,983
2016	124,672
2017	39,068
2018	1,635
Thereafter	71,166
Total	334,420
Debt premium	1,694
Outstanding as of September 30, 2014, net of debt premium	$336,114

As of September 30, 2014, the outstanding mortgage and construction debt had a weighted average effective interest rate of 4.39% and carried an average term to maturity of 2.04 years.

EROP had $210.0 million outstanding under the Fourth Amended Revolver as of September 30, 2014. The Fourth Amended Revolver matures on January 14, 2018, with a one-year extension option, subject to certain conditions. The Fourth Amended Revolver requires interest only payments through maturity. The interest rate per annum applicable to the Fourth Amended Revolver is, at our option, equal to a base rate or LIBOR plus an applicable margin based upon our leverage. The interest rate applicable to the Fourth Amended Revolver as of September 30, 2014 was 1.46%.

Distributions

The Trust is required to distribute 90% of its REIT taxable income (excluding the deduction for dividends paid and net capital gains) on an annual basis in order to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to unitholders. These distributions are determined quarterly by the general partner and are generally equal to the dividend per share of the Trust’s common stock, determined quarterly by the Board. During July of 2013, the Trust's Board increased the annual dividend target by 10% from $0.40 to $0.44 per unit becoming effective with the August 15, 2013 dividend. During May of 2014, the Board increased the annual dividend target by 9% to $0.48 per share/unit becoming effective with the August 15, 2014 dividend.

A third quarter distribution of $0.12 per unit for the quarter ended September 30, 2014 will be paid on November 15, 2014 to unitholders of record at the close of business on October 31, 2014.

Off-Balance Sheet Arrangements

EROP serves as non-recourse, carve-out guarantor for secured third-party debt in the amount of $23.7 million, held by one unconsolidated joint venture. The loan is scheduled to mature on July 1, 2020. EROP is liable to the lender for any loss, damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with certain non-recourse exceptions in connection with the debt. Pursuant to the respective operating agreement, the joint venture partner agreed to indemnify, defend and hold harmless EROP with respect to such obligations, except to the extent such obligations were caused by the willful misconduct, gross negligence, fraud or bad faith of EROP or its employees, agents or affiliates. Therefore, exposure under the guarantee for obligations not caused by the willful misconduct, gross negligence, fraud or bad faith of EROP or its employees, agents or affiliates is not expected to exceed EROP's proportionate interest in the related mortgage debt of $5.9 million.

EROP, along with a joint venture partner, have jointly and severally guaranteed partial repayment for secured third-party construction debt held by one unconsolidated joint venture under development. The maturity date of the construction loan is December 31, 2015, with an option to extend the maturity date to December 31, 2016, provided certain conditions for extension are met. On December 31, 2016, the joint venture has the ability to further extend the maturity date to December 31, 2017, provided certain conditions for extension are met. The partial repayment guaranty for the construction debt is limited to $8.8 million. In addition, EROP serves as a non-recourse, carve-out guarantor for the secured third-party debt and is liable to the lender for any loss, damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with certain non-recourse exceptions in connection with the debt. Pursuant to the respective operating agreement, the joint venture partner agreed to indemnify, defend and hold harmless EROP with respect to such obligations, except to the extent such obligations were caused by the willful misconduct, gross negligence, fraud or bad faith of EROP or its employees, agents or affiliates. Therefore, exposure under the guaranties for obligations not caused by the willful misconduct, gross negligence, fraud or bad faith of EROP or its employees, agents or affiliates are not expected to exceed EROP's proportionate interest in the related mortgage debt in the case of the non-recourse, carve-out guaranty, or EROP's proportionate interest in the partial repayment guaranty of $8.8 million. As of September 30, 2014 and December 31, 2013, the joint venture had $50.8 million and $13.1 million outstanding, respectively, on the construction loans.

EROP, along with a joint venture partner, have jointly and severally guaranteed partial repayment for secured third-party construction debt held by one unconsolidated joint venture under development. The maturity date of the construction loan is May 2, 2017, with an option to extend the maturity date to May 2, 2018, provided certain conditions for extension are met. On May 2, 2018, the joint venture has the ability to further extend the maturity date to May 2, 2019, provided certain conditions for extension are met. The partial repayment guaranty for the construction debt is limited to $7.2 million. In addition, EROP serves as a non-recourse, carve-out guarantor for the secured third-party debt and is liable to the lender for any loss, damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with certain non-recourse exceptions in connection with the debt. Pursuant to the joint venture's operating agreement, our joint venture partner agreed to indemnify, defend and hold harmless EROP with respect to such obligations, except to the extent such obligations were caused by the willful misconduct, gross negligence, fraud or bad faith of EROP or its employees, agents or affiliates. Therefore, exposure under the guaranties for obligations not caused by the willful misconduct, gross negligence, fraud or bad faith of EROP or its employees, agents or affiliates are not expected to exceed EROP's proportionate interest in the related mortgage debt in the case of the non-recourse, carve-out guaranty, or EROP's proportionate interest in the partial repayment guaranty of $7.2 million. As of September 30, 2014, the joint venture had not drawn on the construction loan.

In connection with the development agreement entered into on July 14, 2010 for a project at the Science + Technology Park at Johns Hopkins Medical Institute (see Note 2 of the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K), EROP has committed to provide a guarantee of repayment of a $42.0 million third-party construction loan for a $3.0 million fee, of which the carrying value approximates fair value. On July 1, 2014, the third-party owners refinanced the construction loan and EROP was released from the guarantee obligations. EROP also collected and recognized the $3.0 million guarantee fee during the three months ending September 30, 2014.

In connection with the condominium agreement related to The Oaks on the Square project in Storrs, Connecticut (see Note 4 of the accompanying condensed consolidated financial statements included in Exhibit 99.3 of this Form 8-K) EROP and LeylandAlliance LLC have jointly committed to provide a guarantee of repayment of a $46.4 million construction loan to develop the residential and retail portions of the first two phases of the project. As of December 31, 2013, $43.2 million had been drawn on the construction loan of which $11.8 million was attributable to LeylandAlliance LLC; this amount is not included in our accompanying condensed consolidated financial statements. On April 1, 2014, the construction loan for the first two phases of the project was repaid in full and EROP was released from the guarantee obligations of the construction loan.

During August 2013, EROP and LeylandAlliance LLC entered into a $13.8 million construction loan for the third phase of the The Oaks on the Square project. Similar to the construction loan for the first and second phases, EROP and LeylandAlliance LLC have jointly committed to provide a guarantee of repayment for the construction loan. As of December 31, 2013, $1.3 million had been drawn on the construction loan, of which $1.0 million, is attributable to LeylandAlliance LLC; these amounts are not included in our accompanying condensed consolidated financial statements. On September 30, 2014, the construction loan for the third phase of the project was repaid in full and EROP was released from the guarantee obligations.

Inflation

Our collegiate housing leases typically do not have terms that extend beyond twelve months. Accordingly, although on a short-term basis we would be required to bear the impact of rising costs resulting from inflation, we have the opportunity to raise rental rates at least annually to offset such rising costs. However, our ability to raise rental rates may be limited by a weak economic environment, increased competition from new collegiate housing in our primary markets and/or a reduction in student enrollment at our principal colleges and universities.